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                                                                   EXHIBIT 10.15



                              AMENDED AND RESTATED
                        AGREEMENT FOR THE ALLOCATION OF
                      INCOME TAX LIABILITIES AND BENEFITS


This tax allocation agreement ("Agreement"), amended and restated as of January 1, 1994, is made by and among CMS Energy Corporation, a Michigan corporation ("CMS"), each of the corporations that are members of the Consolidated Group (as defined in Section 1) as of the date hereof, and each of the corporations that become members of the Consolidated Group from time to time thereafter, (each such corporation being referred to herein as "Subsidiary" and together as "Subsidiaries").

                                    RECITALS

Each of the parties hereto are members of the Consolidated Group. Consumers Power Company ("Consumers") was the common parent of the Consolidated Group prior to May 26, 1987. CMS became the common parent of the Consolidated Group on May 26, 1987, pursuant to a reorganization that continued the existence of the Consolidated Group and replaced Consumers with CMS as common parent.

The Consolidated Group elected to file consolidated Federal income tax returns for all tax years beginning with 1973 and CMS intends to continue to file a consolidated Federal income tax return for each taxable year for which the Consolidated Group is required or permitted to file a consolidated Federal income tax return.

The Consolidated Group filed an election with the Internal Revenue Service, beginning with tax year 1973, to allocate its tax liabilities and benefits for all Consolidated Years in accordance with certain methods permitted by Treasury Regulations (the "Separate Taxable Income Method") and has applied such methods both for Federal income tax purposes and for financial reporting purposes. A copy of that election is attached as Exhibit A hereto.

The parties desire that the income tax liabilities and benefits of each member of the Consolidated Group, resulting from the filing of consolidated Federal income tax returns, continue to be allocated for Federal income tax purposes using the Separate Taxable Income Method. However, for financial reporting purposes, for all Consolidated Years after December 31, 1993, the parties intend to use the method of allocation described herein. The parties believe that the method described herein conforms generally to the Separate Taxable Income Method, but to the extent of any conflict, the parties intend that the method described herein shall prevail believing that it best furthers their desire that no cross-subsidies arise between the utility and nonutility activities of the Consolidated Group.





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                                   AGREEMENT

              NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

       1. Definitions. The following terms as used herein shall have the meaning set forth below:

              1.1 "Applicable Quarterly Percentage" means the quarterly percentage determined by the CMS Corporate Tax Department for each estimated payment, necessary to comply with and avoid underpayment penalty under Code
Section 6655.

              1.2 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any predecessor or successor thereto, and "Treas. Reg." means the regulations issued under the Code.

              1.3 "Consolidated Group" means the affiliated group of corporations, as defined in Section 1504(a) of the Code, of which CMS is the common parent, and which has duly elected to file a Consolidated Return.

              1.4 "Consolidated AMT Liability" means the alternative minimum tax imposed on the Consolidated Group for the Consolidated Year under Section 55(a) of the Code, calculated without regard to credits available to reduce such liability.

              1.5 "Consolidated Return" means a consolidated Federal income tax return filed with respect to the Consolidated Group pursuant to Section 1501 of the Code.

              1.6 "Consolidated Regular Tax Liability" means the regular Federal income tax liability of the Consolidated Group for the Consolidated Year, determined under Treas. Reg. Section 1.1502-2, applying the actual credits allowable on the Consolidated Return (whether applied to reduce regular tax or AMT tax).

              1.7 "Consolidated Tax Liability" means the Consolidated Regular Tax Liability plus the Consolidated AMT Liability.

              1.8 "Consolidated Year" means a taxable period for which a Consolidated Return is filed.

              1.9  "Excess Credits" has the meaning assigned to that term in
Section 5, below.

              1.10  "Excess FTC" has the meaning assigned to that term in
Section 5, below.





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              1.11  "Member" means, with respect to all or a portion of each
Consolidated Year, each member of the Consolidated Group.

              1.12 "OFL" means an overall foreign loss as defined in Section 904(f)(2) of the Code, a separate limitation loss as defined in Section 904(f)(5)(E) of the Code, or a foreign oil extraction loss as defined in
Section 907(c)(4)(B) of the Code, as the context requires, and in each case determined on an aggregate basis for all taxable years (net of recapture).

              1.13 "Positive AMT Liability" has the meaning assigned to that term in Section 4, hereof.

              1.14 "Separate Credits" has the meaning assigned to that term in Section 5, below.

              1.15  "Separate Losses" has the meaning assigned to that term in
Section 5 below.

              1.16 "Separate Taxable Income" means, with respect to any Member, the positive separate taxable income of such member, if any, for the Consolidated Year determined under Treas. Reg. Section 1.1502-12 and adjusted under Treas. Reg. Section 1.1552-1(a)(1)(ii).

              1.17 "Separate Tax Benefits" of any Member with respect to a Consolidated Year means the amount determined under Section 5, hereof.

              1.18 "Separate Return Tax Liability" means, with respect to any Member, the separate return tax liability of such member for the Consolidated Year determined under Treas. Reg. Section 1.1552-1(a)(2)(ii), without regard to Positive AMT liability and applying the actual credits that would have been allowable had such Member filed on a separate company basis.

              1.19 "Separate Tax Liability" of a Member means, with respect to a Consolidated Year, the sum of the amounts determined under Sections 3 and 4, hereof.

              1.20 "Stand Alone Tax Liability" means the tax liability of a Member based on the member's separate items of income, deductions and credits, computed as if the Member had filed a separate return for the year, without giving effect to any items of consolidation, and without regard to the graduated rates imposed under Section 11(b) of the Code.

       2. Consolidated Tax Returns. CMS and each Subsidiary acknowledge that a consolidated Federal income tax return has been, and shall continue to be, filed by CMS for the Consolidated Group for each taxable year. CMS and each Subsidiary agree to allocate the Federal income tax liabilities and benefits reported by the Consolidated Group in the manner provided in this Agreement and to make the payments required by this Agreement at such time and in such manner as set forth in this Agreement.





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       3.     Regular Tax Liability Allocation.  The Consolidated Regular Tax
Liability for each Consolidated Year shall be allocated among the Members with Separate Taxable Income pro rata with the ratio that each such Member's Separate Taxable Income bears to the sum of the Separate Taxable Incomes of all Members. An additional amount shall be allocated to each Member equal to 100% of the excess, if any, of (i) the Separate Return Tax Liability of such Member for the Consolidated Year over (ii) the Consolidated Regular Tax Liability allocated to such Member in accordance with the first sentence of this section.

       4.     Alternative Minimum Tax Liability Allocation.   For each
Consolidated Year for which the Consolidated Group has a Consolidated AMT Liability, the Consolidated AMT Liability shall be allocated among the Members with a Positive AMT Liability pro rata with the ratio that each such Member's Positive AMT Liability bears to the sum of the Positive AMT Liability of all Members. For purposes of this computation, Positive AMT Liability exists for any Member for whom the tentative minimum tax exceeds the regular tax of such Member for the Consolidated Year. In making this computation, the tentative minimum tax and the regular tax of such Member shall be calculated, on a separate company basis, in the manner prescribed by Section 55 of the Code, except that a negative amount of tentative minimum tax or regular tax shall be deemed to exist for any Member for which negative alternative minimum taxable income or negative taxable income, respectively, exists for the Consolidated Year.

       5. Separate Tax Benefits. For each Consolidated Year, CMS shall determine, with respect to each Member, (a) the amount of losses or deductions which do not reduce such Member's Separate Return Tax Liability, if any, including carryovers ("Separate Losses") but which reduce the Consolidated Tax Liability and (b) the amount of credits, if any, including carryovers ("Separate Credits") which reduce the Consolidated Tax Liability whether or not they reduce the Separate Return Tax Liability of the Member (the amount of such Separate Losses and Separate Credits as adjusted in this Section 5 and Sections 8 and 9 being called herein, with respect to any Member, "Separate Tax Benefits"). In making the determination of Separate Tax Benefits, the following rules shall apply:

       (a) CMS shall be deemed to have utilized such Separate Losses and Separate Credits in the order and priority as permitted or required under the Code.

       (b) Separate Losses or Separate Credits of equal priority that cannot be fully utilized will be allocated among the Members which generated such Separate Losses or Separate Credits proportionately to such Separate Losses or Separate Credits.

       (c) If, after application of paragraphs (a) and (b) above (except as to foreign tax credits limited by the foreign tax credit limitation under Code Section 904 separately provided for under paragraph (d) below), there are Members with credits that would have been utilized on a separate company basis in the aggregate in excess of the amount utilized on the Consolidated Return ("Excess Credits"), then such Members shall have their Separate Tax Benefits increased, and the Members generating the Separate Losses, tax preference items, or other tax attributes responsible for the reduction in the Separate Credits shall





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              have their Separate Tax Benefits decreased, so as to equitably shift such Separate Tax Benefits. If any Member's Separate Tax Benefits are decreased under this paragraph (c), then, in subsequent allocations, for all purposes of this Agreement, including this paragraph (c), such Member shall be assigned such Excess Credits to the extent it has had a decrease in its Separate Tax Benefits.

       (d) If, by reason of application of the foreign tax credit limitations under Code Section 904, the sum of the foreign tax credits utilized by the Members in computing their Separate Return Tax Liabilities is greater than the foreign tax credits utilized to reduce the Consolidated Tax Liability, then the Separate Tax Benefits of such Members shall be increased by such excess ("Excess FTC") and the Separate Tax Benefits of those Members with OFLs shall be decreased (if necessary, below zero) in proportion to each such Member's OFL computed on a separate company basis. In computing the OFL on a separate company basis of any Member for this purpose, the foreign source income of one Member from the current year can offset the foreign source loss of a second Member, but only after the foreign source income of the first Member is first applied to offset any existing OFL of such first Member. If a Member leaves the Consolidated Group, and, as a result, there is a difference between the aggregate OFL of the remaining Members as determined under this Agreement and under the Treasury Regulations, then such difference shall be eliminated by equitably distributing such difference among the remaining Members. If any Member's Separate Tax Benefits are decreased under this paragraph (d), then, in subsequent allocations and for all other purposes of this Agreement, including this paragraph (d), such Member shall be assigned such Excess FTC to the extent it has had a decrease in its Separate Tax Benefits.

              The computation of foreign tax credits on a separate company basis, solely for the purpose of this paragraph (d), shall be made without regard to an election on the Consolidated Return to take a deduction for foreign taxes in lieu of a credit, but in that event the Separate Tax Benefits credited and charged under this paragraph (d) shall be reduced to reflect the mitigating effect of the deduction.

       (e) If the net of the positive and negative Separate Tax Benefits allocated under this Section 5 exceeds the aggregate of the additional amounts allocated under the second sentence of Section 3, then the Separate Tax Benefits allocated to Members with positive Separate Tax Benefits (after application of paragraphs
              (a) through (d) above) shall be reduced in an equitable manner (first taking into account the extent to which a Member has effectively benefited from its Separate Tax Benefits in calculating its Separate Return Tax Liability) so that the net of the positive and negative Separate Tax Benefits allocated under this Section 5 equals the aggregate of the additional amounts allocated under the second sentence of Section 3.





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       (f)    AMT Credits for regular tax purposes shall be allocated to the
              Members in a manner consistent with the allocation of the Consolidated AMT Liability under Section 4 hereof.

       6. Payments. Each Subsidiary shall provide CMS, thirty days before the day on which a periodic consolidated Federal income tax installment (including the estimated tax installments and the installment required on the due date before extension of the return) is due for any Consolidated Year, all information requested by CMS to calculate such installment. Each Subsidiary shall pay to CMS its estimated Stand Alone Tax Liability multiplied by the Applicable Quarterly Percentage, less previous payments made for such tax year.

CMS shall invoice each Subsidiary for any such amount five business days prior to the date CMS is obligated to make any such payment. The amounts due may be paid either by the actual remittance of cash or via inter-company accounts, as determined by CMS.

       7. Reconciliation of Tax Liability. After the close of each Consolidated Year, CMS shall reconcile payments made by each Subsidiary under
Section 6 hereof with the Separate Tax Liability and the Separate Tax Benefits attributable to each Subsidiary that results or is expected to result from the filing of the Consolidated Return. A tentative reconciliation shall be made by April 30 and a final reconciliation shall be made by November 15 of the year following the Consolidated Year. CMS shall invoice each Subsidiary and each Subsidiary shall pay to CMS any additional amount due, or receive payment from CMS for any overpayment or Separate Tax Benefit, based upon such reconciliation, within 15 days. The amounts due may be paid either by the actual remittance of cash or via inter-company accounts, as determined by CMS.

       8. Adjustments to Tax Liability. If any adjustments are made to the income, gains, losses, deductions, or credits pertaining to any Member with respect to any Consolidated Year, as reported in a Consolidated Return, by reason of the filing of an amended return or claim for refund, or arising out of an audit of such Consolidated Return by the Internal Revenue Service, then the Separate Tax Liabilities or Separate Tax Benefits, as the case may be, of each Member shall be redetermined to give effect to any such adjustments as if it had been made as part of the filed Consolidated Return. If any interest or penalty is to be paid or interest received as a result of a tax deficiency or refund, such interest or penalty shall be allocated in accordance with the item(s) giving rise to such interest or penalty. Either CMS or the Subsidiary affected may contest or cause to be contested any adjustments to income, gains, losses, deductions, credits or interest or penalty assessments and the reasonable costs incurred in contesting such adjustments or assessments shall be allocated upon such basis as is mutually agreed to by CMS and the Subsidiary affected in advance of such contest. If, as a result of such redetermination, any amounts due to CMS or any of the Subsidiaries under this Agreement, as the case may be, shall exceed the amounts previously paid to such Member, then payment of such excess shall be made by the appropriate member, as the case may be, within 30 days after the earliest date on which (i) CMS shall pay, or be deemed to have paid, any additional taxes resulting from any such adjustment,
(ii) CMS shall receive, or be deemed to have received, a refund of taxes resulting from any such adjustment or (iii) such adjustment shall become final; provided,





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however, that no payment between CMS and a Subsidiary pursuant to (i) or (ii), above, shall be considered a final determination of such amount until the adjustment with respect to which the redetermination was made becomes final. For purposes of this Section 8, an adjustment shall become final at the time of the expiration of the applicable statute of limitations with respect to the taxable period to which such adjustment relates (or, if earlier, the date on which a closing agreement with the IRS becomes binding), or, if such adjustment was made pursuant to a decision of a court, at the time such decision shall become final and the resulting tax deficiency or overpayment, including interest, has been finally determined and paid by or refunded to CMS.

       9. Carryovers and Carrybacks. If, for any Consolidated Year, a Member has losses or credits which, under the Code, may be carried back to any Consolidated Year in which the Consolidated Group filed a Consolidated Return which included such Subsidiary, and such losses or credits give rise to a reduction in the tax liability of the Consolidated Group that would not have arisen if such Subsidiary were excluded from the Consolidated Group for any such Consolidated Year, then the Separate Tax Liabilities or Separate Tax Benefits, as the case may be, of each Member shall be redetermined in accordance with Section 8.

       If all or part of an unused loss or tax credit is allocated to a Member pursuant to Treas. Reg. Section 1.1502-79 and is carried back or forward to a year in which such Member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. Notwithstanding the above, CMS shall determine whether an election shall be made not to carry back the consolidated net operating loss for any taxable year in accordance with Section 172(b)(3)(C) of the Code.

       10.    Miscellaneous.

              10.1 Administration. This Agreement shall be administered by the Corporate Tax Department of CMS. In administering this Agreement, the Corporate Tax Department of CMS, in its reasonable discretion, may make such determinations as it deems appropriate to effectuate the purposes of this Agreement, consistent with past practices and any changes in tax laws.

              10.2 Consents, Waivers, etc. CMS and each Subsidiary agrees to execute and file such consents, waivers and other documents as may be necessary to effect the provisions of this Agreement.

              10.3 Verification of Computation. CMS shall provide to each Subsidiary, upon the reasonable request of such Subsidiary, such copies of the computations of all amounts payable under this Agreement as may be necessary to
verify such computations;   provided, however, that CMS is satisfied that the
requesting Subsidiary can maintain the confidentiality of such information.





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              10.4  Successors and Beneficiaries.  This Agreement may not be
assigned, pledged, transferred or hypothecated by any Subsidiary without the express written consent of CMS.

              If during any Consolidated Year, CMS or any Subsidiary acquires or organizes another corporation that is required to be included in the consolidated Federal income tax return, then such corporation shall, by such action, be deemed to have become a party to and be bound by this Agreement as of the date upon which such corporation became a member of the Consolidated Group.

              This Agreement shall be binding upon and inure to the benefit of any successor, whether by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor has been an original party to this Agreement.

              10.5 Termination. This Agreement shall apply to all Consolidated Years ended on or after December 31, 1994, unless earlier terminated by written agreement of the parties. Notwithstanding termination of this Agreement, its provisions will remain in effect with respect to any period of time during the taxable year in which the termination or expiration occurs for which the income or loss of any Subsidiary must be included in the Consolidated Return of CMS. In addition, such termination or expiration shall not relieve any party of any obligation arising hereunder with respect to Consolidated Years covered by this Agreement.

              In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date hereof by their duly authorized officers on their own behalf, and on behalf of their Subsidiaries.

CMS ENERGY CORPORATION                  by:_________________________________
CONSUMERS POWER COMPANY                 by:_________________________________
CMS ENTERPRISES COMPANY                 by:_________________________________
CMS ENERGY FINANCE CORPORATION          by:_________________________________
CMS CAPITAL CORP.                       by:_________________________________
CMS LAND COMPANY                        by:_________________________________
CMS NOMECO OIL & GAS CO.                by:_________________________________
CMS UTILITY SERVICES, INC.              by:_________________________________
KJL LIMITED, INC.                       by:_________________________________
CMS ELECTRIC MARKETING COMPANY        by:_________________________________
CMS GAS MARKETING COMPANY               by:_________________________________
CMS GAS TRANSMISSION AND STORAGE CO.    by:_________________________________
MONARCH MANAGEMENT COMPANY              by:_________________________________